Exhibit 99.1
LEXICON APPOINTS JUDITH SWAIN, M.D. TO BOARD OF DIRECTORS
New Composition of Board Reflects Emphasis on Drug Development and Recent Private Equity Investment
The Woodlands, Texas, September 25, 2007 — Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) announced several changes to the composition of its board of directors reflecting its continuing advancement into drug development and the completion of a major strategic financing with Invus, LP. With extensive experience in clinical medicine and biological science, Judith L. Swain, M.D. has been appointed to the Lexicon board of directors, and will play a key role in advising the company on the progression of its drug candidate pipeline through preclinical and clinical development. Coinciding with Dr. Swain’s appointment, Dr. Clayton Rose and Dr. Barry Mills, who helped lead the board’s efforts in overseeing the successful negotiation and completion of the Invus transaction, have resigned their positions on Lexicon board of directors effective September 30, 2007. As a result of that financing, Lexicon appointed Raymond Debbane, Philippe J. Amouyal and Christopher J. Sobecki to the board. Taken together, the recent appointments and resignations bring Lexicon’s board of directors to a current total of ten members.
“We are indeed privileged to have one of medicine’s leading physician scientists join Lexicon’s board of directors. A recognized expert in cardiovascular disease, Dr. Swain also brings a broad understanding of clinical medicine with in-depth knowledge of the challenges of clinical research. As part of her extensive medical leadership experience, Dr. Swain possesses an international perspective on emerging medical opportunities in Asia, and a unique understanding of the hurdles encountered in translating new discoveries from the laboratory bench to the bedside,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “Drs. Rose and Mills have played a key role during a very important time in Lexicon’s development. We are appreciative of their service as directors and their contributions to the company’s success.”
Dr. Swain is currently the executive director of the Singapore Institute for Clinical Sciences within the Singapore Agency for Science, Technology, and Research (A*STAR), and the Lien Ying Chow Professor of Medicine at the National University of Singapore. Before going to Singapore, she was the dean for translational medicine at the University of California, San Diego, where she continues to maintain an appointment as an adjunct professor of medicine. Dr. Swain previously served as chair of the Department of Medicine at Stanford University, and on the medical faculties of the University of Pennsylvania and Duke University. Dr. Swain is widely known in the field of molecular cardiology, and pioneered the use of transgenic animals to understand the genetic basis of cardiovascular development and disease.
“The nature of Lexicon’s drug discovery engine offers unprecedented opportunities to bring breakthrough drugs to patients in need,” said Dr. Swain. “The pipeline under development already contains drug candidates with the potential to have a significant impact in medicine. It is indeed an exciting time to join the company’s board as it translates its discoveries into drug development. I have great expectations for the future of Lexicon.”
Dr. Swain serves as a director of the Burroughs Wellcome Fund, on the scientific advisory board of the Doris Duke Charitable Foundation, and as a director or member of the scientific advisory boards for a number of privately-held biomedical technology companies. Dr. Swain is a member of the Association of American Physicians, the American Society for Clinical Investigation and the Institute of Medicine.

About Lexicon
Lexicon is a biopharmaceutical company focused on the discovery and development of breakthrough treatments for human disease. Lexicon currently has clinical programs underway for such areas of major unmet medical need as irritable bowel syndrome and cognitive disorders. The company has used its proprietary gene knockout technology to discover more than 100 promising drug targets and create an extensive pipeline of clinical and preclinical programs in the therapeutic areas of diabetes and obesity, cardiovascular disease, psychiatric and neurological disorders, cancer, immune system disorders and ophthalmic disease. To advance the development and commercialization of its programs, Lexicon is working both independently and through collaborators including Bristol-Myers Squibb Company, Genentech, Inc. and N.V. Organon. For additional information about Lexicon and its programs, please visit www.lexpharma.com.
Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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